Exhibit 99.1

News Release

Investor Relations: Bill Bradley, +1 203 563 3159

Media Relations: Marisa Grimes, +1 646 654 5759

THE NIELSEN COMPANY REPORTS FIRST QUARTER 2010 RESULTS

New York, USA – April 30, 2010 – The Nielsen Company B.V., a leading global information and measurement company, today announced its financial results for the quarter ended March 31, 2010.

Reported revenues for the three months ended March 31, 2010 were $1,196 million, an increase of 9% over reported revenues for the three months ended March 31, 2009 of $1,102 million. Excluding the impact of currency fluctuations*, revenues for the three months increased 4%.

Reported operating income for the three months ended March 31, 2010 was $132 million compared to operating income of $112 million for the three months ended March 31, 2009. The 2010 results included $3 million of charges relating to restructuring costs. The 2009 results included $5 million of charges relating to restructuring costs. Adjusting for these items and excluding the impact of currency fluctuations*, operating income increased 9%.

Covenant earnings before interest, taxes, depreciation and amortization and other adjustments permitted under our senior secured credit facilities (“Covenant EBITDA”) was $1,361 million for the twelve months ended March 31, 2010. Covenant EBITDA is a non – GAAP measure. See “Covenant EBITDA” below for a reconciliation of Loss from continuing operations of $389 million for the twelve months ended March 31, 2010 to Covenant EBITDA.

As of March 31, 2010, total debt was $8,573 million, and cash balances were $408 million. Capital expenditures were $53 million for the three months ended March 31, 2010, compared with $64 million for the three months ended March 31, 2009.

Conference Call and Webcast

The Nielsen Company will hold an earnings conference call, hosted by The Nielsen Company’s Chief Financial Officer Brian J. West, at 9:00 a.m. U.S. Eastern Time (ET) on April 30, 2010. The call will be audio-webcast live at http://en-us.nielsen.com/main/about/investor_relations and an archive will be available on the website after the call. In addition, a link to the Company’s quarterly financial report on Form 10-Q has been posted at http://en-us.nielsen.com/main/about/investor_relations.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business. This list of factors is not intended to be exhaustive. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About The Nielsen Company

The Nielsen Company is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and related properties. The privately held company has a presence in approximately 100 countries, with headquarters in Diemen, the Netherlands and New York, USA. For more information, please visit www.nielsen.com.

NOTE: Additional detail regarding results (tables, etc.), can be found in the PDF download version of this release.

* Constant currency growth rates eliminate the impact of year-over-year foreign currency fluctuations.

Results of Operations – Three Months Ended March 31, 2010 and 2009

The following table sets forth, the amounts included in our Consolidated Statements of Operations for the three months ended March 31, 2010 and 2009:

	Three Months Ended March 31, (unaudited)
(IN MILLIONS)	2010	2009
Revenues	$1,196	$1,102

Cost of revenues, exclusive of depreciation and amortization shown separately below	520	479
Selling, general and administrative expenses exclusive of depreciation and amortization shown separately below	400	376
Depreciation and amortization	141	130
Restructuring costs	3	5

Operating income	132	112

Interest income	1	2
Interest expense	(162)	(161)
Loss on derivative instruments	(10)	(22)
Foreign currency exchange transaction gains, net	78	77
Other income/(expense), net	9	(2)

Income from continuing operations before income taxes, and equity in net (loss)/income of affiliates	48	6
Benefit for income taxes	1	—
Equity in net (loss)/income of affiliates	(2)	3

Income from continuing operations	47	9
Loss from discontinued operations, net of tax	(5)	(4)

Net income	42	5
Less: net income attributable to noncontrolling interests	1	1

Net income attributable to The Nielsen Company B.V.	$41	$4

Covenant EBITDA

The following is a reconciliation of our loss from continuing operations, for the twelve months ended March 31, 2010, to Covenant EBITDA as defined below per our senior secured credit facilities:

Covenant EBITDA
Twelve Months ended
(IN MILLIONS)	March 31, 2010 (unaudited)
Loss from continuing operations	$(389)
Interest expense, net	639
Benefit for income taxes	(196)
Depreciation and amortization	568

EBITDA	622
Non-cash charges	537
Unusual or non-recurring items	83
Restructuring charges and business optimization costs	72
Sponsor monitoring fees	12
Other	35

Covenant EBITDA	$1,361

Note: Covenant EBITDA is a non-generally accepted accounting principle (“GAAP”) measure used to determine our compliance with certain covenants contained in our senior secured credit facilities. Covenant EBITDA is defined in our senior secured credit facility as net income (loss) from continuing operations, as adjusted for the items summarized in the table above. Covenant EBITDA is not a presentation made in accordance with GAAP, and our use of the term Covenant EBITDA varies from others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Covenant EBITDA should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Covenant EBITDA has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Covenant EBITDA:

•	excludes income tax payments;

•	does not reflect any cash capital expenditure requirements;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	does not reflect management fees that are payable to the Sponsors;

•

does not reflect the impact of earnings or charges resulting from matters that we and the lenders under our new senior secured credit facility may consider not to be indicative of our ongoing operations.

In particular, the definition of Covenant EBITDA allows us to add back certain non-cash and non-recurring charges that are deducted in determining net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent a reduction of cash that could be used for other corporate purposes.

Because of these limitations we rely primarily on our GAAP results. However, we believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Covenant EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.